Exhibit 99.1

News Release

Contacts:

Investors: Aaron Reeves

336-733-2874 | investors@truist.com

Alan Greer

336-733-3021 | investors@truist.com

Media:   Shelley Miller

704-692-1518 | media@truist.com

Truist to redeem all $465 million of its 5.625% Series H Non-Cumulative Perpetual Preferred Stock, represented by Depositary Shares

CHARLOTTE, N.C., (April 29, 2021) – Truist Financial Corporation (NYSE: TFC) today announced that it will redeem all 18,600 outstanding shares of its 5.625% Series H Non-Cumulative Perpetual Preferred Stock (“Series H Preferred Stock”) and the corresponding 18,600,000 depositary shares (“Series H Depositary Shares”), each representing a 1/1,000th interest in a share of Series H Preferred Stock, on the redemption date of June 1, 2021.

The Series H Depositary Shares (NYSE: TFC.PH, CUSIP 89832Q836) will be redeemed simultaneously with the redemption of the Series H Preferred Stock for a redemption price equal to $25 per depositary share (equivalent to $25,000 per share of Series H Preferred Stock). Regular dividends on the outstanding shares of the Series H Preferred Stock represented by the Series H Depositary Shares for the full current quarterly dividend period will be paid separately and in the customary manner on June 1, 2021 to holders of record on May 14, 2021. Accordingly, the redemption price for the Series H Depositary Shares will not include any accrued and unpaid dividends. On and after the redemption date, all dividends on the Series H Preferred Stock represented by Series H Depositary Shares called for redemption will cease to accrue.

The Series H Depositary Shares are held through The Depository Trust Company (DTC) and will be redeemed in accordance with the procedures of DTC. Payment to DTC for the Series H Depositary Shares will be made by Computershare Trust Company, N.A., as redemption agent, in accordance with the governing Deposit Agreement. Certificates or book entry holdings representing shares of the Series H Preferred Stock and receipts evidencing the Series H Depositary Shares called for redemption should be surrendered for payment at the following address:

Computershare Trust Company, N.A.

Attn: Corporate Actions

150 Royall St.

Canton, MA 02021.

About Truist

Truist Financial Corporation is a purpose-driven financial services company committed to inspiring and building better lives and communities. Formed by the historic merger of equals of BB&T and SunTrust, Truist has leading market share in many high-growth markets in the country. The company offers a wide range of services including retail, small business and commercial banking; asset management; capital markets; commercial real estate; corporate and institutional banking; insurance; mortgage; payments; specialized lending; and wealth management. Headquartered in Charlotte, North Carolina, Truist is the sixth-largest commercial bank in the U.S. with total assets of $518 billion as of March 31, 2021. Truist Bank, Member FDIC. Learn more at Truist.com.

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